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                                                                    EXHIBIT 10.9

                              AMENDED AND RESTATED
                                CHANGE OF CONTROL
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of the 31st day of December, 2007, by and between LITTELFUSE, INC., a Delaware corporation (hereinafter referred to as the "Company"), and HUGH DALSEN FERBERT (hereinafter referred to as the "Executive");

                                   WITNESSETH:

     WHEREAS, the Board of Directors of the Company (hereinafter referred to as the "Board") has determined that it is in the best interests of the Company and its stockholders to provide the Executive with certain protections against the uncertainties usually created by a Change of Control (as such term is hereinafter defined); and

     WHEREAS, in order to better enable the Executive to devote his full time, attention and energy to the business of the Company prior to and after a Change of Control, thereby benefiting the Company and its stockholders, the Company and the Executive have entered into a Change of Control Employment Agreement, dated as of September 1, 2006 (the "Original Agreement"); and

     WHEREAS, the Company and the Executive now wish to amend and restate the Original Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code (the "Code"), and the final regulations issued to implement said requirements ("Section 409A");

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and the Executive hereby agree that the Original Agreement is amended and restated on the terms and conditions set forth below, which shall entirely supersede the terms and conditions of the Original
Agreement:

     Section 1. Certain Definitions. (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b) hereof) on which a Change of Control (as defined in Section 2 hereof) occurs. Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the direct or indirect request of a third party who theretofore had taken any steps intended to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on January 1, 2009.

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     Section 2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) The acquisition in one or more transactions by any individual, entity or group (hereinafter referred to collectively as a "Person") within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"), of beneficial ownership (within the meaning of, and calculated in accordance with, Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (hereinafter referred to as the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (hereinafter referred to as the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
     (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          (b) Individuals who, as of the date hereof, constitute the Board (hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (hereinafter referred to as a "Business Combination") unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan


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     (or related trust) of the Company or such corporation resulting from such
     Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company within one year after a Business Combination.

     Section 3. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to remain as an employee of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period").

     Section 4. Terms of Employment.

     (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 20 miles from such location.

     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (hereinafter referred to as the "Annual Base Salary"), which shall be paid at a monthly rate, equal to at least twelve times the highest monthly base salary paid


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or payable, including any base salary which has been earned but deferred, to the
Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

     (ii) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (hereinafter referred to as the "Annual Bonus") in cash at least equal to the Executive's highest bonus under the Company's incentive bonus program or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (hereinafter referred to as the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. Any such deferral election shall be made not later than the first day of the fiscal year for which the Annual Bonus is paid, and shall be made in accordance with policies adopted by the Company in compliance with Section 409A.

     (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

     (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive,


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those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

     (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     Section 5. Termination of Employment.

     (a) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give written notice to the Executive of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after delivery of such notice to the Executive (the "Disability Effective Date"), provided that, within the 30 days after such delivery, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician


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selected by the Company or its insurers and reasonably acceptable to the
Executive or the Executive's legal representative.

     (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and such failure is not cured within sixty (60) calendar days after receipt of such written demand; or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this provision, any act or failure to act on the part of the Executive in violation or contravention of any order, resolution or directive of the Board of Directors of the Company shall be considered "willful" unless such order, resolution or directive is illegal or in violation of the certificate of incorporation or by-laws of the Company; provided, however, that no other act or failure to act on the part of the Executive, shall be considered "willful," unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

     (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) the Executive is not elected to, or is removed from, any elected office of the Company which the Executive held immediately prior to the Effective Date;

          (ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities as contemplated by Section 4(a) hereof, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated,


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     insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iv) the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or

          (v) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

     For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of delivery of such notice, specifies the termination date (which date shall be not more than 30 days after the delivery of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of delivery of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment is terminated by the Executive without Good Reason, the last day of employment of the Executive with the Company.

     (f) Definition of Termination of Employment. For all purposes of this Agreement, the Executive's employment shall be considered to have been terminated if, and only if, the Executive has incurred a separation from service with the Company as defined in Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply:


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          (i) The Executive shall not be considered to have separated from service so long as the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under an applicable statute or by contract.

          (ii) Regardless of whether his employment has been formally terminated, the Executive will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Executive for the Company, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Executive shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

          (iii) For purposes of determining whether the Executive has separated from service, all services provided for the Company, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Code, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Executive shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Company or any other such entity.

     Section 6. Obligations of the Company upon Termination.

     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason, the following provisions shall apply:

          (i) The Company shall pay to the Executive the amounts set forth in A. and B. below.

               A. The sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (2) an amount, which shall be in satisfaction of the Executive's right to an Annual Bonus for the year that includes the Date of Termination, equal to the product of (x) the higher of (I) the Recent Annual Bonus and
          (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being hereinafter referred to as the "Highest Annual Bonus") multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 plus (3)


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          any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) are hereinafter referred to as the "Accrued Obligations"). The Accrued Obligations shall be paid in a lump sum within 30 days after the Date of Termination, except that any deferred compensation referred to in clause (3), and any other amounts that, had the Executive's employment not terminated, would have been paid after the fifteenth day of the third month following the end of the year that includes the Date of Termination, shall be paid at the time and in the form such amounts would have been paid had this Agreement not applied, but no such amount shall be paid sooner than six months after the Date of Termination.

               B. The amount equal to the product of (1) two multiplied by (2) the sum of (x) the Executive's Annual Base Salary plus (y) the Highest Annual Bonus, which shall be paid in a lump sum on the first day that is at least six months after the Date of Termination; provided that if the Executive dies during such six month period such amount shall be paid to his estate or designated beneficiary within 30 days after the date of his death.

          (ii) During the two years following the Date of Termination, the Company shall continue to provide medical insurance benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the medical insurance benefits described in Section 4(b)(iv) hereof if the Executive's employment had not been terminated at the premium rates applicable to active employees, which coverage shall constitute the Executive's continuation coverage under Section 4980B of the Code ("COBRA"), and shall be administered in the same manner as COBRA coverage (except for the premium payable and the duration of such coverage, but specifically including provisions relating to termination of coverage if the Executive becomes eligible for other employer-provided coverage; provided, however, that after the expiration of the period during which the Executive would be eligible for COBRA coverage the Executive will be required to pay the full premium that would be required for a former employee on COBRA coverage, and the Company shall pay to the Executive, on the first day of each month during such coverage, additional severance pay in an amount such that the net amount of such severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees, which amount shall be applied to the payment of the premium for coverage during such month.

          (iii) For a period of up to two (2) years after the Date of Termination, the Company shall provide outplacement services to the Executive for the purpose of assisting the Executive seek new employment at a cost to the Company not to exceed fifteen percent (15%) of the Executive's Annual Base Salary, payable directly to an outplacement service provider; provided, however, that the Company shall have no further obligations to pay for any such outplacement services once the Executive has accepted employment with any third party.


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          (iv) Notwithstanding anything to the contrary set forth in any stock option plans pursuant to which the Executive has been granted any stock options or other rights to acquire securities of the Company or its Affiliates, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (the "Plans"), any option or right granted to the Executive under any of the Plans shall be exercisable by the Executive until the earlier of (x) the date on which the option or right terminates in accordance with the terms of its grant, or (y) the expiration of twelve
     (12) months after the Date of Termination.

          (v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall hereinafter be referred to collectively as the "Other Benefits"); provided, however, that the total amount of Other Benefits that constitute taxable income to the Executive shall not exceed the limit in effect under Section 402(g)(1)(B) of the Code for the year that includes the Date of Termination, except for (x) any payments pursuant to a plan or policy providing retirement benefits, vacation leave, sick leave, compensatory time, disability pay, or death benefits, (y) payments to indemnify or insure the Executive against claims incurred during his service to the Company, and (z) payments to reimburse the Executive for amounts that, if paid by him and not reimbursed, would be deductible as business expenses, or reasonable moving expenses, which reimbursable expenses are incurred not later than the end of the second year following the year that includes the Date of Termination, and are reimbursed not later than the end of the third year following the year that includes the Date of Termination.

          (vi) Notwithstanding anything to the contrary contained in any employment agreement, benefit plan or other document, in the event the Executive's employment shall be terminated during the Employment Period by the Executive for Good Reason or by the Company other than for Cause or Disability, on and after the Date of Termination the Executive shall not be bound or prejudiced by any non-competition agreement benefiting the Company or its subsidiaries.

     (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations by the Company to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term "Other Benefits" as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date.


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     (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations by the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive at the time and in the form provided in Section 6(a)(i)(A). With respect to the provision of Other Benefits, the term "Other Benefits" as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date.

     (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive (which shall be paid at the time and in the form it would otherwise have been paid had this Agreement not applied), and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates his employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations of the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive at the time and in the form provided in Section 6(a)(i)(A) and the Company shall timely pay or provide the Other Benefits to the Executive. In no event shall the Executive be liable to the Company for any damages caused by such voluntary termination by the Executive nor shall the Executive be in any way restricted from being employed by any other party after such voluntary termination.

     (e) Compliance with Section 409A. The provisions of this Section 6 are intended to comply with the requirements of Section 409A and shall be so interpreted and administered. To the maximum extent possible, the provisions of this Section 6 shall be construed in such a manner that no amounts payable to the Executive are subject to the additional tax and interest provided in Section 409A(a)(1)(B) of the Code.

     Section 7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f) hereof, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

     Section 8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others in which the Executive is the prevailing party and which involves or relates to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment from the due date thereof until paid at the prime rate from time to time reported in The Wall Street Journal during said period.

     Section 9. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9, except as provided in the last sentence of this Section 9(a)) (hereinafter referred to collectively as a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Regardless of whether the Executive is subject to an Excise Tax, in the event that the Company fails to make any payment at the time or in the form required by Section 6, and as a result it is subsequently determined that Executive is subject to the additional tax and interest provided in Section 409A(a)(1)(B) of the Code with respect to any portion of such payment (such additional tax, together with any interest and penalties thereon, are hereinafter collectively referred to as the "Section 409A Penalty") then Executive shall also be entitled to receive an additional payment (a "Section 409A Gross-Up") calculated in the same manner as a Gross-Up Payment by substituting "Section 409A Penalty" for "Excise Tax" for all purposes of this
Section 9. The Section 409A Gross-Up shall be considered a Payment for purposes of calculation of any Gross-Up Penalty.

     (b) Subject to the provisions of Section 9(c) hereof, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other independent certified public accounting firm as may be designated by the Executive (hereinafter referred to as the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (hereinafter referred to as the "Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company's control of any such contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) Anything else contained herein to the contrary notwithstanding, in no event shall any Gross-Up Payment be paid to the Executive later than the last day of the year following the year in which the Executive pays to the applicable taxing authority the Excise Tax with respect to which the Gross-Up Payment is due. The preceding sentence is included solely in order to satisfy the requirements of Section 409A, and is not to be construed to permit a delay in the time at which a Gross-Up Payment would otherwise be paid.

     Section 10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The provisions of this Section 10 shall survive any termination of this Agreement or any termination of the employment of the Executive with the Company.

     Section 11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     Section 12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

     Littelfuse, Inc.
     800 E. Northwest Highway
     Des Plaines, Illinois 60016
     Attention: President (unless the Executive is the President, in which case the communication should be to the attention of all of the Directors of the Company other than the Executive)
     Facsimile: (847) 824-3864
     Confirm: (847) 391-0304

     If to the Executive:

     Hugh Dalsen Ferbert

     Facsimile: _____________
     Confirm: _______________

     Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to promptly assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a) hereof and/or any other written agreement between the Executive and the Company, prior to the Effective Date the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date upon written notice to the other party, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

     (g) This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Change of Control Employment Agreement as of the day and year first above written.

EXECUTIVE:                              LITTELFUSE, INC.


/s/ Hugh Dalsen Ferbert                 By: /s/ Ryan K. Stafford
-------------------------------------       ------------------------------------
Hugh Dalsen Ferbert                     Name: Ryan K. Stafford
                                        Title: Vice President, Human Resources
                                               and General Counsel